EXHIBIT 5.2

November 16, 2006

The Toledo Edison Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Re:	The Toledo Edison Company, Registration Statement on Form S-3
(Registration No. 333-138065)

Ladies and Gentlemen:

We have acted as special counsel to The Toledo Edison Company, an Ohio corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $300 million aggregate principal amount of 6.15% Senior Notes due 2037 (the “Senior Notes”) of the Company issued under an Indenture (the “Indenture”), dated as of November 1, 2006, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated November 13, 2006, executed by the Company and BNY Capital Markets, Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc. (the “Underwriters”).

In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, the base prospectus, dated October 31, 2006, forming a part of the Registration Statement, as supplemented by the prospectus supplement, dated November 13, 2006, filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Senior Notes (as so supplemented, the “Prospectus”), the Indenture, the forms of the Senior Notes and the Underwriting Agreement. In addition, we have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have also assumed (i) that the Senior Notes have been duly authorized, executed, authenticated and delivered by or on behalf of the Company and paid for by the Underwriters, (ii) that the Indenture has been duly authorized, executed and delivered by the Company and the Trustee and (iii) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Senior Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and are entitled to the benefits of the Indenture.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.
We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions  (“Laws”) of (i) the federal Laws of the United States and (ii) the Laws of the State of New York.

B.
The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; and (iv) the power of the courts to award damages in lieu of equitable remedies.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP